Exhibit 10.2

SECOND AMENDMENT AGREEMENT

THIS SECOND AMENDMENT AGREEMENT , dated effective as of October 9, 2015 (this “Second Amendment Agreement”), is by and among Speed Commerce, Inc., a Minnesota corporation (“Parent”), Navarre Distribution Services, Inc., a Minnesota limited liability company, Navarre Distribution Services, ULC, a British Columbia unlimited liability company, Navarre Online Fulfillment Services, Inc., a Minnesota corporation, Navarre Digital Services, Inc., a Minnesota corporation, Navarre Logistical Services, Inc., a Minnesota corporation, Encore Software, Inc., a Minnesota corporation, and Viva Media, Inc., a Minnesota corporation (collectively, along with Parent, “Sellers” and each individually a “Seller”); WYNIT Distribution, LLC, a New York limited liability company (“WYNIT”), WD Encore Software, LLC, a New York limited liability company, WD Navarre Digital Services, LLC, a New York limited liability company, WD Navarre Holdings, LLC, a New York limited liability company, WD Navarre Distribution, LLC, a New York limited liability company and WD Navarre Canada, ULC, an Nova Scotia unlimited liability company (collectively, along with WYNIT, “Purchasers” and each individually a “Purchaser”). Capitalized terms used in this Second Amendment Agreement but not otherwise defined herein have the meanings ascribed thereto in the Asset Purchase Agreement (as defined herein).

RECITALS:

WHEREAS, Sellers and Purchasers entered into an Asset Purchase Agreement dated as of July 9, 2014 (the “Purchase Agreement”);

WHEREAS, in connection with the Purchase Agreement, Sellers and Purchasers entered into that certain Transition Services Agreement, dated July 9, 2014 (the “Transition Services Agreement”);

WHEREAS, in connection with the Purchase Agreement, WYNIT made that certain Secured Promissory Note in the original principal amount of Ten Million and 00/100 Dollars ($10,000,000.00) in favor of Parent, dated July 9, 2014 (the “Note”);

WHEREAS, the parties hereto entered into that certain Amendment Agreement, dated December 31, 2014 (the “Amendment Agreement”), which amended the Purchase Agreement, the Transition Services Agreement, and the Note;

WHEREAS, Sellers and Purchasers desire to amend certain provisions of the Transaction Documents and the Amendment Agreement pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to Paragraph 5 of this Second Amendment Agreement, Purchasers have agreed to release, dismiss and discharge any and all indemnification claims arising under the Transaction Documents, including but not limited to claims for indemnification under Sections 3.15, 3.14(a) and 3.18 of the Purchase Agreement totaling at least $1,367,544.53, and any other claims relating to representations and warranties under the Transaction Documents, and Purchasers acknowledge that Sellers dispute the validity of such claims;

WHEREAS, Sellers acknowledge and agree that Purchasers’ release, dismissal and discharge of claims pursuant to Paragraph 5 of this Second Amendment Agreement constitutes reasonably equivalent value in exchange for the consideration being provided by Sellers pursuant to this Second Amendment Agreement and that the terms of this Second Amendment Agreement are fair and reasonable; and

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Incorporation of Recitals. The recitals hereto are incorporated herein by reference.

2.

Net Working Capital. Following the execution of the Amendment Agreement, the parties agreed to revise the actual Net Working Capital from negative Seven Million Thirty-One Thousand Six Hundred Sixty-Two and 69/100 Dollars (<$7,031,662.69>) to negative Eight Million Five Hundred Thousand and 00/100 Dollars (<$8,500,000>), which results in an adjustment of One Million Four Hundred Sixty-Eight Thousand, Three Hundred Thirty-Seven and 31/100 Dollars ($1,468,337.31) in favor of the Purchasers pursuant to Section 2.10(h) of the Purchase Agreement. Further, on June 30, 2015, Purchasers made a required principal payment of One Hundred Thousand, Seven Hundred and Ninety-Two Dollars and Seventy-Eight Cents ($100,792.78) against Note. To affect such adjustment as agreed by the parties in this Second Amendment Agreement, Sellers shall reduce the current principal of the Note from One Million Three Hundred Sixty-Seven Thousand, Five Hundred Forty-Four and 53/100 Dollars ($1,367,544.53) to Zero and 00/100 effective as of the date hereof. Any interest due and owing under the Note on or after the effective date of this Second Amendment Agreement shall no longer be paid or payable to Sellers and any amounts paid prior to the effective date of this Second Amendment Agreement under the Note shall be retained by Sellers and shall not be returned to Purchasers.

3.

Release of Note. In connection with the foregoing, the Sellers hereby release the Purchasers from any obligations to pay any remaining amounts due under the Note and shall mark the Note “paid in full” and return the same to Purchasers within five (5) business days of the date hereof; provided, however, in the event that this Second Amendment Agreement or any of the consideration provided by Sellers herein is avoided, the release of the Note shall be ineffective and null and void, and Sellers rights to payment shall be reinstated.

4.	Termination of Transition Services Agreement. Purchasers and Sellers acknowledge and agree that the Transition Services Agreement is hereby terminated and of no further force or effect.

5.

Release of the Sellers by the Purchasers. In consideration of the foregoing, Purchasers agree that all of the representations and warranties under the Transaction Documents and Amendment Agreement, and all time periods for asserting claims with respect thereto, shall have expired as of the date hereof, and that Purchasers shall have no right to bring any claim for indemnification under the Transaction Documents or Amendment Agreement; provided, however, in the event that this Second Amendment Agreement or any of the consideration provided by Sellers herein is avoided, Purchasers’ rights to assert any such claims shall be reinstated in full, subject to Sellers’defenses which are not and have not been waived, and all time periods for asserting such claims shall be extended to the date that is One Hundred and Twenty (120) days from the date that the Second Amendment Agreement or any of the consideration provided by Sellers herein is avoided, all subject to Sellers’ defenses. In addition, each of the Purchasers, on behalf of itself and its Affiliates, subsidiaries, parents, successors, assigns and its respective partners, members, managers, directors, officers, employees, agents and advisors (including legal counsel, accountants and financial and advisors) (collectively, the “Representatives”) of such Purchaser, hereby releases, dismisses and forever discharges each Seller along with their respective Affiliates, subsidiaries, parents, successors, assigns and its respective partners, members, managers, directors, officers, employees, agents and advisors (including legal counsel, accountants and financial and advisors) (collectively, “Seller Releasees”), from any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters, costs, attorneys’ fees, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, and whether sounding in fraud, tort, misrepresentation or breach of contract, that have been or could have been, could now be, or could in the future be, asserted, based in whole or in part on events, facts, or agreements existing as of the date of this Second Amendment Agreement (collectively, “Claims”), by any of the Purchasers or their Representatives by reason of, arising out of, relating to or in connection with any matter, fact, or thing whatsoever from the beginning of time through the date hereof, including, without limitation, any Claims arising under or relating to any representations, warranties, covenants or other obligations under the Transaction Documents and the Amendment Agreement and/or those identified in any notice, letter or other correspondence from Purchasers or its counsel; provided, however, in the event that this Second Amendment Agreement or any of the consideration provided by Sellers herein is avoided any and all Claims of the Purchasers and their Representatives released, dismissed or discharged by this Second Amendment Agreement shall no longer be deemed released. Notwithstanding the foregoing, nothing herein shall be deemed to have waived or adversely affected Sellers’ rights or Purchasers’ obligations under the Transaction Documents or Amendment Agreement or Sellers’ sale, transfer and assignment of the Purchased Assets or Sellers’ assignment of the Assumed Liabilities to Purchasers.

6.

Waiver of Unknown Claims. Each of the Purchasers shall be deemed to have waived, and shall waive and relinquish to the fullest extent permitted by Legal Requirement any and all provisions, rights and benefits conferred by any Legal Requirement which governs or limits a Person’s release of unknown claims.

7.

Unknown Claims Released,. Each Purchaser, on behalf of itself and its Representatives, acknowledges that it may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this Second Amendment Agreement, but affirms that, subject to the terms and conditions of this Second Amendment Agreement, it is its intention to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist in whole or in part, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

8.

No Admission of Liability. It is expressly understood and agreed that this Amendment is not intended, nor shall it be construed by any Person to be, an admission of liability by or on behalf of any party hereto, by whom all such liability is expressly denied.

9.

Acknowledgment of Sellers. Sellers acknowledge that they are not currently insolvent nor will they be rendered insolvent as a result of entering into this Second Amendment Agreement, with it being understood that the term “insolvent” means either that (i) the sum of such entity’s debts exceeds the sum of its assets, at fair valuation, or (ii) the entity is unable to pay its debts as they become due.

10.

Effect of Second Amendment Agreement. Except for the changes specifically indicated above, no other changes are made to the Transaction Documents or Amendment Agreement, and such documents shall continue in full force in effect in accordance with their terms. Sellers and Purchasers have participated jointly in the negotiation and drafting of this Second Amendment Agreement. In the event an ambiguity or question of intent or interpretation arises, this Second Amendment Agreement shall be construed as if drafted jointly by Sellers and Purchasers and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Second Amendment Agreement.

11.

No Duress or Coercion. Each party hereto acknowledges and agrees that they have entered into this Second Amendment Agreement of their own free will and volition and were not coerced to do so nor under duress at the time of executing this Second Amendment Agreement.

12.

Governing Law and Venue. This Second Amendment Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law). Each of the Parties hereby consents to the Court of Chancery of the State of Delaware as the sole and exclusive forum for the resolution of any dispute relating to or arising out of this Second Amendment Agreement, except that, should the Court of Chancery of the State of Delaware decline jurisdiction over such dispute, each of the Parties also consents to the jurisdiction of the state and federal courts located in the State of Delaware with respect to any dispute relating to or arising out of this Amendment.

13.

Expenses. Each party hereto shall bear all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Second Amendment Agreement and in closing and carrying out the transactions contemplated by this Amendment.

14.

Counterparts. This Second Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

15.

Additional Remedies. Each of the parties hereto agree that they will promptly execute and deliver all such documents and instruments as may be necessary and appropriate to effectuate the terms of this Second Amendment Agreement. The parties agree that monetary damages would be inadequate to remedy a breach of this provision and that specific performance is an appropriate remedy for the breach of this provision.

16.

Illegality or Unenforceability of Provisions. In the event any one or more of the provisions contained in this Second Amendment Agreement shall for any reason be held in whole or in part to be invalid, illegal, or unenforceable in any respect, such invalid, illegal, or unenforceable term shall be ineffective and severable to the extent of such invalidity, illegality or unenforcability and the remaining provisions shall continue in full force and effect.

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